Exhibit 10.10

SEAPORT THERAPEUTICS, INC.

6 Tide Street, Suite 400

Boston, Massachusetts 02210

April 8, 2024

Daphne Zohar

Dear Daphne:

On behalf of Seaport Therapeutics, Inc. (“Seaport” or the “Company”), I am pleased to set forth the terms of your employment with the Company. Subject to your acceptance of this offer, this Agreement and your employment with the Company will commence on May 1, 2024, or such other date as the Company shall determine (the “Start Date”). It is understood that during the period commencing on the date hereof and continuing until the Start Date, you will provide services to Seaport as an employee of PureTech Management, Inc. (“PureTech”) under the transition services agreement to which the Company is a party with PureTech, and this offer is contingent on your remaining employed by PureTech on the date immediately preceding the Start Date.

1. Position. During your employment with the Company, you will serve as the Chief Executive Officer of Seaport. You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment at any time for any reason or for no reason. You will commence employment with the Company on the Start Date. You shall perform those duties generally required of persons in the position of Chief Executive Officer as well as such other duties, not inconsistent with this Agreement, as the Board of Directors of Seaport (the “Board”) may from time to time reasonably direct. You shall also serve as a member of the Board for no additional compensation. You agree to devote your entire business time, attention, skills and best efforts to the performance of your duties hereunder following the Start Date and agree that you will not, following the Start Date and for the duration of your employment hereunder, without the approval of the Board, be employed by or otherwise engaged in any other business activity requiring any of your business time; provided that, notwithstanding the foregoing (i) if you notify the Board of your intention to serve on the board of directors of a for profit company that does not compete with Seaport or otherwise interfere with your duties hereunder or breach the terms and conditions of any agreement between you and Seaport, the Board will not unreasonably withhold or delay its approval, (ii) you may provide services to charitable, community or nonprofit organizations without further approval of the Board and (iii) you may perform the obligations and responsibilities in connection with the activities set forth in Schedule A hereto without further approval of the Board; provided further that in all cases under clauses (i), (ii) and (iii) you do not compete with Seaport or otherwise interfere with your duties hereunder or breach the terms of any agreement between you and Seaport. Your primary place of work shall be the Company’s headquarters in Boston, Massachusetts, but you may be required to travel as may be reasonably required in connection with the performance of your duties.

SIGNATURE PAGE TO OFFER LETTER

2. Compensation.

A. Salary. During your employment, the Company will pay you a base salary (the “Base Salary”) at the rate of $30,954.98 per regular semi-monthly pay period (annualized rate of $742,919.50 per year), payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be reviewed annually for merit increases as determined by the Board in its sole and absolute discretion.

B. Performance Bonus. Beginning with the 2024 calendar year and for each calendar year thereafter during which you are employed by the Company, you will be eligible to receive, in the sole discretion of the Board, an annual performance bonus based on your performance and Seaport’s performance against annually established goals and objectives (as determined by the Board or a committee thereof), with the bonus targeted at 50% of your Base Salary for achievement of “target” goals (your “Target Bonus”) and objectives and up to 100% of your Base Salary for achievement of “stretch” goals and objectives. In recognition of services you rendered for the benefit of the Company prior to the Start Date the bonus for 2024 will not be prorated and will be calculated as though you began providing services as of January 1, 2024. Except as set forth in this Section 2B or Section 6, no payment will be made under any annual cash bonus scheme if, on or before the payment date, (i) you have given Seaport notice of your intention to terminate your employment with Seaport other than for Good Reason (as defined below) or (ii) you are no longer employed by the Company. Any such bonus is entirely discretionary in nature. Any performance bonus with respect to a calendar year shall be paid between January 1 and March 15 of the immediately following calendar year.

C. Equity.

i)

Seaport shall grant to you under the Company’s 2024 Equity Incentive Plan (the “Plan”), at your request, either a stock option or an award of restricted stock (with such form of equity grant to be discussed with the Company in good faith prior to grant) with respect to a number of shares of common stock of Seaport which shall initially be equal to 7.5% of the Fully Diluted capitalization of Seaport (the “Initial Equity Grants”). The Initial Equity Grant (in whatever form of award) shall vest as to 1/18th of the shares on April 16, 2024 and as to the balance of the shares in equal monthly installments over the thirty-four (34) month period commencing April 16, 2024; provided that you continue to have a service relationship with the Company on such dates, subject to the Acceleration Terms (as defined below); and provided further that (i) 50% of the then unvested Initial Equity Grant shall accelerate and become fully vested upon the first closing of a Series B Preferred Stock financing where the Company receives gross proceeds of at least $98,000,000; and (ii) if accelerated vesting has already occurred pursuant to subsection (i) of this paragraph, then 50% of the remaining unvested Initial Equity Grant shall accelerate and become fully vested upon the closing of the initial public offering of the Company’s Common Stock (the “IPO”), provided further that in the case of (i) and (ii), you must continue to serve as the Chief Executive Officer of Seaport at the time the event triggering such vesting acceleration occurs, and following such vesting acceleration events, the remaining unvested Initial Equity Grant shall continue to vest in accordance with the existing vesting schedule (with the number of shares vesting on a vesting date being appropriately adjusted). On a percentage basis, the Company shall ensure, including without limitation through additional grants to you (either in the form of restricted stock or stock options, to be determined by you at the time of grant) as set forth below, that your stock ownership shall not be diluted below 7.5% on a Fully Diluted basis at any time up to and including closing of an IPO excluding any shares issued pursuant to any over-allotment option. Any stock options shall have an exercise price equal to the fair market value of Seaport’s common stock on the date of grant. All equity grants other than the Initial Shares shall be subject to the provisions set forth in the Plan and Seaport’s Form of Restricted Stock Agreement and/or Form of Stock Option Agreement, as applicable, all as approved by the Board (collectively the “Equity Documents”).

ii) If at any time while you continue to be the Chief Executive Officer of Seaport up to and including closing of an IPO, excluding any shares issued pursuant to any over-allotment option, your Fully Diluted share ownership in Seaport is less than the threshold set forth in the preceding paragraph, Seaport will promptly grant to you an additional equity grant (each an “Additional Equity Grant”), with respect to a number of shares of Common Stock under the Plan such that your Fully Diluted share ownership shall be equal to the applicable threshold set forth above, and the Company agrees that it shall not terminate your employment as the Chief Executive Officer in order to avoid the requirement for any Additional Equity Grants hereunder. Each Additional Equity Grant shall vest, including any Acceleration Terms, on the same schedule as (and concurrently with) the Initial Equity Grant, provided that you continue to serve as the Chief Executive Officer of Seaport on each such vesting date, subject to the Acceleration Terms herein. Each Additional Equity Grant shall have a purchase price/exercise price equal to the fair market value of Seaport’s common stock on the date of grant and shall be subject to the provisions set forth in the Equity Documents (subject to any modifications consistent with the terms of this Agreement and mutually acceptable to the Board and you).

For purposes of this Section 2:

(i) “Fully Diluted” share ownership shall mean the total number of shares of common stock of the Seaport counting not only shares that are currently issued or outstanding but also shares that could be claimed through the conversion of convertible preferred stock, convertible debt, or through the exercise of outstanding options and warrants and shall also include for this purpose any authorized but unissued shares under any equity plan of Seaport.

(ii) “Acceleration Terms” shall mean that, notwithstanding anything to the contrary in this Agreement, the Equity Documents or otherwise, all of your outstanding equity grants (including the Initial Equity Grant and each Additional Equity Grant) that vest based solely on the passage of time shall accelerate and become fully vested upon either: (x) a Sale Event or (y) a termination of your employment by the Company without Cause or by you with Good Reason.

(iii) “Sale Event” means the consummation of (i) the dissolution or liquidation of Seaport, (ii) the sale of all or substantially all of the assets of Seaport on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of Seaport’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of Seaport in a single transaction or a series of related transactions by a party or group of parties, or (v) any other acquisition of the business of Seaport, as determined by the Board; provided, however, that Seaport’s initial public offering, any subsequent public offering or another capital raising event, or a merger effected solely to change Seaport’s domicile shall not constitute a “Sale Event”.

3. Expense Reimbursement. In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by Seaport. In addition, the Company agrees to pay or reimburse you for your reasonable legal fees in connection with the execution of this Agreement and related matters up to $10,000 in the aggregate.

4. Benefits. During your employment with the Company, you will be entitled to the benefits of such group medical, dental, disability and retirement benefits, if any, as the Company or its designee, which at the Start Date may be PureTech, shall make generally available from time to time to employees providing services to Seaport (the “Benefits”), provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Benefits made available to you, and the rules, terms and conditions for participation in such benefit plans, may be changed at any time without advance notice.

5. Vacation. In addition to holidays on which the Company’s offices are closed, you will be entitled to twenty (20) days paid vacation or sick leave each calendar year during your employment, accruing ratably each month. A maximum of five (5) days of unused vacation may be carried forward from year to year; provided that in no event may any vacation days be carried forward for more than one year.

6. Termination of Employment.

A. Notice Upon Termination of Employment. You shall provide the Company with sixty (60) days prior written notice of any election by you to terminate your employment with the Company other in the case of a termination for Good Reason for which you shall be required to comply with the Good Reason Process as defined below. In the event your employment with the Company terminates for any reason, the Company shall reimburse you for any reimbursable expenses you incur through the date of termination, and provide you with all amounts, equity awards or benefits due to you through the date of termination under this Agreement or under applicable law, including any Base Salary or vacation days accrued but unpaid as of the date of termination. In addition, upon termination of your employment by the Company without Cause (as defined below) or by you with Good Reason, contingent upon your execution and delivery to the Company within sixty (60) days of such termination of a general release reasonably satisfactory to the Company releasing Seaport, its officers, agents, stockholders and any affiliates of Seaport from any and all liability for any matter other than your rights to indemnity as an officer or director of the Company or for payments, awards or benefits due to you under this Section 6, and such release becoming effective no later than seven days after your execution thereof, you shall receive the following severance payments and benefits:

(1). the Company shall continue to pay to you for a period of twelve (12) months (the “Severance Period”) your Base Salary then in effect consistent with the Company’s normal payroll schedule, with such first payment thereof payable on the first regular payroll date of the Company that is at least seven days after the effective date of your release (with such first installment including any installment payments that would have otherwise been made prior to such date).

(2). provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay such COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the Severance Period.

For purposes hereof, “Cause” shall mean the good faith determination of the Board that any one or more of the following events has occurred to or by you: (i) conviction of any felony, (ii) deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform duties reasonably assigned to you pursuant to the terms hereof after being notified of the conduct and having an opportunity to cure such conduct (if such conduct is curable), (iii) breach of any of the provisions of this Agreement or the Related Agreements (as defined below) after being notified of the breach and having an opportunity to cure such breach (if such breach is curable) or (iv) any fraudulent or grossly negligent conduct, any action in bad faith, or willful misconduct otherwise materially detrimental to the reputation, goodwill or best interests of Seaport.

For purposes hereof, “Good Reason” shall mean one of the following conditions after Good Reason Process (as defined below): (i) a breach of this Agreement by the Company in any material respect, (ii) a material adverse change in your title or responsibilities, including your removal from, or failure to be elected to, the Board, or (iii) a material reduction in your Base Salary or material reduction in bonus opportunity. “Good Reason Process” means that: (a) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (b) within ninety (90) days of becoming aware of the first occurrence of such condition, you have notified the Company in writing of the first occurrence of the Good Reason condition and your right to terminate your employment for Good Reason if such condition is not cured, (c) you have cooperated in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition (to the extent capable of being cured or remedied), (d) notwithstanding such efforts, the Good Reason condition continues to exist, and (e) you terminate your employment within sixty (60) days after the end of the Cure Period (or, if no Cure Period applies, the date on which you gave notice to the Company of the occurrence of such Good Reason) by providing written notice to the Company of the termination of your employment during such sixty (60) day period, which termination shall be effective upon the date specified in your notice of termination. If the Company cures the Good Reason condition during the Cure Period (if applicable), Good Reason shall be deemed not to have occurred.

B. In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid Base Salary, pro-rated through the date of your death or permanent disability. For purposes of this Agreement, “permanent disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

C. Section 280G. In connection with a Sale Event, Seaport agrees to give due consideration to obtaining such vote by disinterested shareholders (and/or members) as may be necessary such that Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable IRS regulations thereunder, will not apply to any compensation, payment or distribution by the Seaport to you in connection with such Sale Event, and you agree to cooperate with Seaport in connection with any such shareholder vote.

D. Additional Severance Benefits. The Company agrees that in the event that it agrees in any employment agreement with any executive officer of the Company to provide severance or other benefits in connection with termination of employment that are more favorable to the executive officer than the severance and other benefits provided to you under this Section 6, it shall seek to amend this Agreement to provide you with such more favorable severance and other benefits.

Except as set forth in this Section 6, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Unless otherwise determined by the Board, upon termination of your employment with the Company for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries, as of the date of termination.

7. Related Agreements. As a condition to your employment with the Company, you are required to execute on the date hereof a Nonsolicitation Agreement and an Invention and Non-Disclosure Agreement (the “Related Agreements”).

8. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation or benefits paid to you pursuant to this Agreement or any other agreement or arrangement with the Company which is required to be recovered under any applicable law, government regulation, stock exchange listing requirement or Company policy to which you are subject, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or Company policy.

9. Conflicts. You hereby represent that, except as disclosed to the Company prior to your Start Date, you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company providing services to the Company, including, but not limited to any noncompetition, nonsolicitation of employee or nonsolicitation of customer agreement or understanding.

10. Section 409A Matters. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and this Agreement will be construed to the greatest extent possible as consistent with such intent, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and are payable upon your “termination of employment” such payments and benefits shall not be paid or commence to be paid until your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the release referenced in Section 6.A., above spans two calendar years, the payment of your severance shall commence on the later of (a) the first day of the second calendar year, or (b) the first regularly-scheduled payroll date that is at least seven days after the Separation Agreement becomes effective.

11. Miscellaneous. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the at will nature of your employment, under which, subject to Section 6, both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The terms and conditions of your proposed employment with the Company in this Agreement supersede any and all prior written and verbal discussions concerning conditions of employment. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any provision hereof requiring written consent, confirmation, or other similar communication may be satisfied through electronic communication, including the use of electronic signatures for execution of this Agreement. This Agreement shall be binding upon and inure to the benefit of you and the Company and each of your and the Company’s respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that your obligations are personal and shall not be assigned by you.

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Very truly yours,

SEAPORT THERAPEUTICS, INC.		ACKNOWLEDGED AND AGREED:

By:	/s/ Charles Sherwood
Name:	Charles Sherwood	Daphne Zohar
Title:	Board Member

SIGNATURE PAGE TO OFFER LETTER

Very truly yours,

SEAPORT THERAPEUTICS, INC.		ACKNOWLEDGED AND AGREED:

By:		/s/ Daphne Zohar
Name:	Charles Sherwood	Daphne Zohar
Title:	Board Member

SIGNATURE PAGE TO OFFER LETTER

Schedule A

Board of Directors of BIO

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